Exhibit 99.1

FOR IMMEDIATE RELEASE

CARTER BANKSHARES, INC. APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS
Jacob A. Lutz, III and Curtis E. Stephens will help guide the continued growth of Carter Bankshares, Inc.

MARTINSVILLE, Va. (March 24, 2022) – Carter Bankshares, Inc. (the “Company”) (NASDAQ: CARE), the holding company for Carter Bank & Trust, announced the appointment of two new members to its Board of Directors – Jacob A. Lutz, III and Curtis E. Stephens, both from Richmond, Virginia.

“We’re excited to bring both Jake and Curtis on to the Company’s Board of Directors,” said Litz Van Dyke, Chief Executive Officer of Carter Bankshares, Inc. “The knowledge and experience that both of these individuals bring will be instrumental in guiding the continued growth of and shaping the future of Carter Bankshares, Inc.”

Mr. Lutz is a retired former partner of the law firm Troutman Pepper Hamilton Sanders LLP (“Troutman Pepper”), having served as chair of the firm’s Financial Services Practice for 20 years from the firm’s Richmond, Virginia office. In his role with Troutman Pepper, Mr. Lutz focused on numerous critical matters for banks and other financial services companies, including financial services securities and capital markets, financial services mergers and acquisitions, financial services regulation, and compliance and community banking. Prior to joining Troutman Pepper, Mr. Lutz served as an attorney with the FDIC, working from both its Washington, D.C. headquarters and its regional office in Atlanta, Georgia.

Mr. Stephens brings experience as a board member, executive and entrepreneur in the consumer services, transportation, real estate, manufacturing, technology and sports and entertainment industries to the Carter Bankshares, Inc. Board of Directors. Mr. Stephens has diverse perspectives in business and governance with his experience in privately‐held and publicly-listed companies in a range of senior leadership capacities in field, headquarters and corporate global assignments. Mr. Stephens’ business background includes a focus on negotiations, due diligence, financial and operations stewardship, and disruptive technology.

The appointments of Mr. Lutz and Mr. Stephens to the Board of Directors were effective March 23, 2022.

About Carter Bankshares, Inc.
Headquartered in Martinsville, Va., Carter Bankshares, Inc. is a $4.1 billion holding company for Carter Bank & Trust, a state-chartered community bank with branches in Virginia and North Carolina. Since 1974, Carter Bank & Trust has built a reputation upon a tradition of care for the communities it serves through convenience, local service, and custom solutions for all customers. Additional information about Carter Bankshares, Inc. is available at www.cbtcares.com.

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Media Contact:
Brooks Taylor
Brooks.Taylor@CBTCares.com
276.806.5445